Exhibit 99.1
Commercial Metals Company Exiting Joist & Deck Business
and Amends Its Revolver and A/R Securitization Agreements
     Irving, TX — February 26, 2010 — Commercial Metals Company (NYSE: CMC) announced today its decision to exit the joist and deck business by way of sale and/or closure of those facilities.
     Murray R. McClean, Chairman, President, and Chief Executive Officer, said, “We continue to review our product lines, geographic dispersion, and vertical integration consistent with our strategic plan to determine the best allocation of resources for the Company. The outlook for joist consumption in the North American markets is weak. This product line has suffered low demand, depressed prices, and shrinking margins — all leading to unacceptable losses. By exiting this business, we believe the capital invested in these operations will be better deployed in our other downstream fabricating operations.”
     Estimates of costs and losses, the majority of which will be impairments on fixed assets and intangibles, are being developed and depend on a range of factors including, but not limited to, valuations upon sale of the business as a going concern or by individual property, plant, and equipment. The Company’s management expects to complete its evaluation within the next two weeks. Management currently estimates that the costs and the after-tax losses to be recorded in the second fiscal quarter may range from $35 to $50 million.
     Commercial Metals Company will release its second quarter earnings and hold its quarterly investor conference call on Wednesday, March 24, 2010. Due to the significant events discussed in this press release, the Company will issue a pre-release earnings estimate range for its second quarter on Friday, March 12, 2010, but will withhold further details and comment until the March 24 earnings call.
     Further, on February 26, 2010, the Company amended its agreement regarding its $400 million revolver and its $100 million accounts receivable securitization agreement. The amendments eliminate the EBITDA to interest coverage covenant test for the second fiscal quarter and set the coverage at 2.5 times for future periods.
     William B. Larson, Senior Vice President and Chief Financial Officer, said, “We value the strong relationships with our banking group and appreciate their timely response to our need for an amendment to these agreements for the second fiscal quarter and future periods.”
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     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, with respect to possible costs and losses based on impairments on fixed assets and intangibles. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “estimates,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the factors described or referenced in the Company’s Form 10-K for the year ended August 31, 2009 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions as of the date of this Press Release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-07